Exhibit 99.1

Hillenbrand Announces Leadership Appointments

BATESVILLE, Ind., Sept 15, 2015 - /PR Newswire/ Today Hillenbrand, Inc. (NYSE: HI) President and CEO Joe Raver announced that senior executive and former Batesville President, Kim Ryan, has been named President of Coperion. Senior executive and former Batesville Chief Financial Officer (CFO), Chris Trainor, will succeed Ryan as the President of Batesville. Both business leaders will report directly to Raver as members of the Hillenbrand senior executive team.  Ryan and Trainor have been serving as interim leaders in these roles since April, while a comprehensive search was conducted for the Coperion role.
"Both Kim and Chris have executed their interim assignments with a high level of success and became not only the obvious choices - but the best selections for the future of their respective businesses. Their deep professional knowledge and strong leadership presence within our organization continues to be a tremendous asset as we execute both the short and long-term strategies of each company.”
Ryan has been with Hillenbrand for more than 25 years, serving in both functional and business leadership roles in numerous divisions and companies within the Hillenbrand portfolio. Trainor has been with Batesville since 2010 serving as the CFO and was later named Chief Administrative Officer. Prior to joining Batesville, Trainor spent 17 years with Kraft Foods where he held a variety of finance roles in both the United States and the United Kingdom.
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About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation driving increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville. The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the North American death care industry. Hillenbrand is publicly traded on the NYSE under “HI”.

About Coperion

Coperion (www.coperion.com) is the international market and technology leader in compounding systems, feeding technology, bulk materials handling systems and services. Coperion designs, develops, manufactures and maintains systems, machines and components for the plastics, chemicals, pharmaceutical, food and minerals industries. Within its four divisions - Compounding & Extrusion, Equipment & Systems, Materials Handling and Service - Coperion has 2,500 employees and nearly 40 sales and service companies worldwide. Coperion K-Tron (www.coperionktron.com) is a brand of Coperion.
About Batesville
Batesville (www.batesville.com) is a leader in the North American death care industry through the manufacture and sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, technology solutions for funeral homes and consumers, and other personalization and memorialization products. For more than 100 years, Batesville has been dedicated to helping families honor the lives of those they love. ® Our history of manufacturing excellence, product innovation, superior customer service, and reliable delivery has helped us become-and remain-a market leader.

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Exhibit 99.1

CONTACTS
Corporate Communications for Hillenbrand
Tory Flynn, Director Communications & Public Affairs
Phone: 812-931-5024
E-mail: Tory.Flynn@Hillenbrand.com
Investor Relations for Hillenbrand
Chris Gordon, Director Investor Relations
Phone: 812-931-5001
E-mail: Chris.Gordon@Hillenbrand.com